Schedule 14A Information

         Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934


Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

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[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[   ]  Confidential, for Use of the Commission Only [as permitted by
       Rule 14a-6(e)(2)]


                         Raytech Corporation
            (Name of Registrant as Specified in its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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       or Item 22(a)(2) of Schedule 14A.
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       14a- 6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1.  Title of each class of securities to which transaction applies:

       2.  Aggregate number of securities to which transaction applies:

       3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       4.  Proposed maximum aggregate value of transaction:

       5.  Total fee paid:


[   ]  Fee paid previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

       1.  Amount previously paid:

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       4.  Date Filed:

                       RAYTECH CORPORATION

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          July 19, 1996




     Notice is hereby given that an Annual Meeting of Shareholders of Raytech Corporation will be held at the Ramada
Hotel, 780 Bridgeport Avenue, Shelton, Connecticut, on July 19,
1996 at 10:00 a.m. for the following purposes:

     1. To elect two Class I Directors for full three-year terms and until their respective successors are elected;

     2. To amend the 1990 Non-Qualified Stock Option Plan to authorize 500,000 additional shares of Common Stock for grant;

     3. To ratify the appointment of Coopers & Lybrand L.L.P. as auditors for 1996;

     4. To transact such other business as may properly be brought before the meeting.

     Only shareholders of record at the close of business on May 31, 1996 are entitled to notice of and to vote at the Annual
Meeting of Shareholders or any adjournment or adjournments thereof.

     A proxy statement and proxy are enclosed herewith. If you are unable to attend the meeting in person, you are urged to sign, date and return the enclosed proxy promptly in the enclosed addressed envelope which requires no postage if mailed within the United States. If you attend the meeting in person, you may withdraw your proxy and vote your shares. Any person giving a proxy, whether in attendance and voting in person at the meeting or not, has the right to revoke it at any time by written notice provided to the Secretary of the Corporation prior to its being exercised.

                                LeGrande L. Young
                                Secretary

Shelton, Connecticut
June 7, 1996


                       RAYTECH CORPORATION

                         PROXY STATEMENT

                  ANNUAL MEETING OF SHAREHOLDERS
                          July 19, 1996


     The accompanying proxy is solicited on behalf of the Board of Directors of Raytech Corporation ("Raytech"), a Delaware corporation, for use at the Annual Meeting of Shareholders to be held at the Ramada Hotel, 780 Bridgeport Avenue, Shelton, Connecticut, on July 19, 1996 at 10:00 a.m. for the following purposes and as set forth in the accompanying Notice of Annual Meeting of Shareholders:

     1. To elect two Class I Directors for full three-year terms and until their respective successors are elected;

     2. To amend the 1990 Non-Qualified Stock Option Plan to authorize 500,000 additional shares of common stock for grant;

     3.  To ratify the appointment of Coopers & Lybrand L.L.P.
         as auditors for 1996;

     4. To transact such other business as may properly be brought before the meeting.

     Shares can be voted only if the stockholder is present in person or by proxy. Shares represented by properly executed proxies received by Raytech will be voted at the Annual Meeting in the manner specified therein or, if no specification is made, will be voted for the election of Directors, for the amendment of the 1990 Non-Qualified Stock Option Plan to authorize additional shares of common stock for grant, and for the appointment of Coopers & Lybrand L.L.P. as auditors for 1996. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any person giving a proxy, whether in attendance and voting in person at the meeting or not, has the right to revoke it at any time by written notice provided to the Secretary of the Corporation prior to its being exercised.

     The representation in person or by proxy of a majority of the outstanding shares entitled to vote thereat is necessary to provide a quorum at the meeting. Directors are elected by a

plurality of the affirmative votes cast. A majority of the votes cast at the meeting is required for the amendment of the 1990 Non-Qualified Stock Option Plan to authorize additional shares of common stock for grant and for the appointment of Coopers & Lybrand L.L.P. as auditors for 1996. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" have the same effect as votes against proposals presented to stockholders other than election of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     There were outstanding at the close of business on May 31, 1996 3,230,080 shares of Common Stock, par value $1.00 per share, of Raytech ("Raytech Common Stock"), each share being entitled to one vote on each matter presented at the Annual Meeting. Only shareholders of record at the close of business on May 31, 1996 will be entitled to vote at the Annual Meeting.

     The mailing address of the principal executive offices of Raytech Corporation is Suite 512, One Corporate Drive, Shelton, CT 06484. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to shareholders is June 7, 1996. By Delaware Corporation Law, the shareholders must have notice of this Annual Meeting not less than 10 days prior to the meeting date.


              INCORPORATION OF CERTAIN DOCUMENTS BY
                 REFERENCE AND DOCUMENTS ENCLOSED

     This Proxy Statement incorporates by reference the following document which has been filed by Raytech Corporation with the Commission (File No. 1-9298) pursuant to the Securities Exchange Act of 1934: Raytech Corporation's 1995 Annual Report on Form 10-K for the fiscal year-ended December 31, 1995. This Proxy Statement is accompanied by copies of (i) Notice of Annual Meeting of Shareholders and (ii) Raytech Corporation's 1995 Annual Report to Shareholders.


              ELECTION OF DIRECTORS AND INFORMATION
                CONCERNING DIRECTORS AND NOMINEES

     The Certificate of Incorporation of Raytech Corporation provides that the Board of Directors shall consist of not more than nine and not less than three Directors, that the Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as may be possible, and that each class of Directors shall be elected for a term of three years. The term of office of the Class I Directors expires with the forthcoming Annual Meeting and two Directors will be elected as Class I Directors for full three-year terms and until their successors are elected and qualified. Under Delaware law, the election of a nominee as a Director requires the affirmative vote of the holders of a plurality of the shares of Raytech Common Stock represented at the meeting.

     Set forth below are the names of two persons nominated by the Board of Directors for election as Class I Directors and the names of the other Class II and the Class III Directors, together with their ages, principal occupations and business experience during the last five years, present directorships, the year each first became a Director and the number of shares of Raytech Common Stock owned by each beneficially, directly or indirectly, as of May 31, 1996. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to shares beneficially owned by them. The nominees are presently Directors and the nominees and Directors were elected Directors at an Annual Meeting of Shareholders. If the nominees should be unable to serve as a Director, the person or persons voting the proxies will select another nominee in his place. Raytech Corporation has no reason to believe that any nominee will be unable or unwilling to serve if elected.

                                                                Shares of
                             Principal Occupation              Common Stock
                             Business Experience               Beneficially
                             During Last 5 Years   First          Owned
                             and Present           Became             Percent
Name                  Age    Directorships         Director    Total  of Class


Class I (currently serving and nominated to serve until the Annual Meeting of Shareholders in 1999)


Donald P. Miller      64   Retired, formerly         1986    12,818(a)   .4%
                           President and Chief
                           Executive Officer of
                           Posi-Seal International,
                           Inc. until 1986; Vice
                           Chairperson, Director,
                           Founders Bank; Director,
                           Information Management
                           Assoc., Inc.; Director,
                           Saab Financial Group;
                           Director, Sports
                           Sciences, Inc.


Robert B. Sims        53   Senior Vice President,    1986    12,818(a)   .4%
                           Secretary and General
                           Counsel of Summagraphics
                           Corporation


Class II (serving until the Annual Meeting of Shareholders in 1997)


Robert M. Gordon      79   Retired, formerly         1986    14,318(a)   .4%
                           President and Vice
                           Chairman of Raybestos-
                           Manhattan, Inc.


Dennis G. Heiner      52   Executive Vice            1986    12,818(a)   .4%
                           President of Black &
                           Decker Corporation since
                           1989; President of
                           Black & Decker Security
                           Hardware Group; President
                           of Kwikset Corporation,
                           a Black & Decker Company,
                           since 1993; Director,
                           Shell Oil/Cal Resources

                                                                 Shares of
                             Principal Occupation               Common Stock
                             Business Experience                Beneficially
                             During Last 5 Years     First          Owned
                             and Present             Became           Percent
Name                  Age    Directorships          Director   Total  of Class


Craig R. Smith        55    President and Chief       1986   186,378(b)   5.5%
                            Executive Officer of
                            Raytech Corporation



Class III (serving until the Annual Meeting of Shareholders in 1998)


Robert L. Bennett     58   Principal, Bennett,        1989    12,818(a)    .4%
                           Fisher, Giuliano &
                           Gottsman, The Electronic
                           Publishing Group since
                           1993; Prior thereto,
                           President and CEO of
                           Mirror Systems, Inc.;
                           Director, Southern New
                           England Telecommunications,
                           Inc.

    (a) Total represents 12,818 shares which the named Director holds the option to purchase within 60 days.

    (b) Total includes 149,251 shares which Mr. Smith holds the option to purchase within 60 days.

Committees of the Board of Directors:

    The Board of Directors has designated Executive, Audit,
Compensation and Nominating Committees. The Executive Committee currently consists of the following Directors: Messrs. Gordon, Miller and Smith.

    The Audit Committee, which held two meetings during 1995, currently consists of the following Directors: Messrs. Bennett, Gordon, and Heiner. This Committee's principal responsibilities are to recommend the engagement or discharge of independent auditors to the Board; review with independent auditors the plan and results of the audit engagement; approve services performed by independent auditors; review the degree of independence of the auditors; consider the range of audit and non-audit fees; and review the results of Raytech Corporation's external audit reports.

    The Compensation Committee, which held one meeting during 1995, currently consists of the following Directors: Messrs. Miller, Sims and Smith. This Committee's responsibilities are to approve the remuneration for senior management whose base salary is $75,000 or greater, to recommend compensation plans for officers, and to grant and administer benefits under the various employee benefit plans of Raytech Corporation and its subsidiaries.

    The Nominating Committee currently consists of the following
Directors: Messrs. Bennett, Heiner and Smith. This Committee reviews and recommends to the Board of Directors nominees for election as Directors at the Annual Meetings of Shareholders and nominees to fill vacancies in the Board of Directors. Also, this Committee will consider timely recommendations by shareholders which should be submitted in writing to the Secretary of Raytech Corporation and should include a statement as to the qualifica-tions and willingness to serve on the Board of Directors of recommended persons.


Meetings of the Board of Directors:

    During 1995, there were five regular meetings and two special meetings of the Raytech Board of Directors. Each
Director attended at least 75% of the meetings of the Board and committees on which he served.

Related Party Transactions:

    During 1995 and other relevant periods of time, the following related party transactions occurred involving Director Craig R. Smith: In 1987, Raytech acquired certain assets and assumed certain liabilities of the Wet Clutch and Brake Division and acquired the stock of a German subsidiary from its then wholly-owned subsidiary, Raymark. The purchases from Raymark and subsequent transactions with Raymark took place as follows:

     Wet Clutch and Brake Acquisition

     The purchase price of $76,900 for the Wet Clutch and Brake Division was initially comprised of $14,900 cash, $16,000 of Raytech stock issuable in installments and $46,000 of notes. The Raytech stock issuable to Raymark was due in six annual installments beginning October 30, 1987. The first installment was $10,000 and the remaining installments were $1,200 each. The number of shares to be issued was determined by taking the average closing price of Raytech stock for the five days prior to the payment date. Accordingly, Raytech issued 1,365,188 and 311,688 shares of stock to Raymark as of November 1987 and 1988, respectively. Pursuant to the 1987 Asset Purchase Agreement of the Wet Clutch and Brake Division, Raymark could require Raytech to repurchase or redeem any of the shares of its stock held by Raymark at the then current market price. In June 1988, the Company reached an agreement with Raymark for cash prepayments on a portion of promissory notes due Raymark for the purchase of the Wet Clutch and Brake Division in return for the elimination of the redemption rights on 1,365,188 shares of Raytech stock then held by Raymark. This cash prepayment of $4,500 was paid to Raymark over an eighteen-month period, $2,100 during 1988, and the remaining $2,400 in 1989. In November 1988, pursuant to the said Asset Purchase Agreement, Raytech issued 311,688 shares of Raytech stock to Raymark. Raymark exercised its option to require the Company to repurchase these shares. Accordingly, Raytech paid $1,200 to Raymark in return for 311,688 shares of Company stock. The 1989 and 1990 installments of $1,200 were paid in cash in lieu of stock at the request of Raymark. In August 1991, the Company and Raymark amended the Asset Purchase Agreement to require all future annual stock payments in cash in lieu of the issuance of shares of Common Stock in annual installments through November 1992. In December 1992, the Asset Purchase Agreement was again amended providing for payment of the 1991 and 1992 payments to be completed in March 1993. Such amendment also provided for a restructure of the remaining note defined below.

       The German Acquisition

       The purchase price of approximately $8,200 of the German subsidiary (Raybestos Industrie-Produkte GmbH) was initially comprised of a DM7.0 million Note (approximately $4,300 at the acquisition date) and of DM6.5 million (approximately $3,900 at the acquisition date) of Raytech stock issuable in installments. The Raytech stock issuable to Raymark was due in eight installments commencing March 1987. The first installment was DM1.25 million ($694 at the issuance date) and the remaining installments were DM750 which are translated into dollars using the exchange rate in effect when each payment becomes due. The number of shares issuable was determined by the weighted average closing price of Raytech stock for the five days prior to the payment date. Accordingly, Raytech issued 72,038 and 63,565 shares of stock to Raymark as of March 1987 and 1988, respectively. The 1989 installment of DM750 was paid in April 1989 in cash in lieu of stock at Raymark's request in the amount of $396. Raytech issued 163,303 shares of stock to Raymark in March 1990 in payment of the 1990 installment. The effect of change in exchange rates on the above-referenced liabilities resulted in transaction gains of $253 and $80 in 1992 and 1991 and a transaction loss of $560 in 1990. In August 1991, the Company and Raymark amended the Stock Purchase Agreement to require the three remaining annual stock payments in cash in lieu of the issuance of shares of Common Stock in annual installments through April 1994. In December 1992, the Stock Purchase Agreement was again amended providing for payment of the 1992 payments to be completed in March 1993. Payments due in 1993 and 1994 are suspended pending the purchased assets being free of all Raymark-related liabilities as required.

       The Raymark Divestiture

       In May 1988, the common stock of Raymark Corporation ("Raymark") was divested and sold to Asbestos Litigation Management, Inc. ("ALM"), a wholly-owned subsidiary of Litigation Control Corporation ("LCC"). At the time of the said sale, LCC was 60% beneficially owned (15% through his son Bradley C. Smith) by Craig R. Smith, President and CEO of Raytech.

       In September 1988, LCC entered a tripartite agreement with Celotex Corporation and Raymark for the purpose of sharing asbestos litigation costs. Consideration paid by Raymark to LCC was to assign $1,000 of its $33,530 note receivable due in 1994 from Raytech pursuant to the aforementioned Wet Clutch and Brake Division acquisition.

       In October 1988, LCC repurchased 75% of its outstanding stock consisting of all of the shares beneficially owned by Craig
R. Smith and Bradley C. Smith and another unrelated shareholder for $750. Consideration paid to Craig R. Smith and Bradley C. Smith was $450 and $150, respectively. Messrs. Smith and Smith were thereby completely divested of any stock ownership in LCC.

       In January 1989, LCC sold all of the outstanding stock of its subsidiary, ALM, to Bradley C. Smith, the son of Craig R. Smith, and another unrelated party for $17. Subsequently, Bradley C. Smith purchased the balance of the stock of ALM and is now the sole owner. ALM owns all of the common stock of Raymark. Except for the ownership of ALM by his son, Bradley C. Smith, Craig R. Smith has no relationship to, or control of Raymark.

       Other Matters

       During 1989, Raytech incurred costs, including bankruptcy related attorneys' fees and lender refinance charges, in the amount of $1,558 subject to the indemnification clause of the 1987 agreement covering the purchase of assets of the Wet Clutch and Brake Division. Pursuant to Raymark's request, Raytech accepted 926,821 shares of Raytech stock in payment therefor. During 1990, Raytech incurred similar costs in the amount of $1,033 and was indemnified by a return of $364 or 177,570 shares of Raytech stock held by Raymark, an offset against the April 1990 Note payment due under the German acquisition of $521, and then a subsequent return in February 1991 of an additional $148 or 74,826 shares of Raytech stock. Additionally, in January 1991, the Company incurred $750 of additional refinance charges, which are also subject to the indemnification clause. Raytech accepted Raymark's request to a reimbursement in the form of all remaining shares of Raytech stock held by Raymark, which amounted to $175 or 88,477 shares and then a reduction of $575 of future stock obligations pursuant to the Wet Clutch and Brake and German subsidiary acquisitions. Accordingly, in April 1991, $446 of such credit was used to defray the April 1991 stock obligation pursuant to the German subsidiary acquisition leaving a balance of $132 to be applied toward the stock obligation due in November 1991 pursuant to the Wet Clutch and Brake acquisition. In July 1991, the Company and Raymark agreed that any future reimbursement of indemnified costs by Raymark will be taken in the form of a reduction of future stock obligations under the Stock Purchase Agreement for the German subsidiary and any excess to be taken as a reduction of the note due Raymark. In December 1992, the Company and Raymark amended the Asset Purchase Agreement of the Wet Clutch and Brake Division. Under the terms of the amendment, the note in the principal amount of $23,074 plus accrued interest in the amount of $17,543 was canceled and replaced by an uncollateralized promissory note in the amount of $40,617, bearing interest at the rate of 6% per annum and payable in equal monthly installments of $650 commencing April 1993. The principal portion of the monthly installments was to be paid into an escrow pending clearance of all Raymark encumbrances and liabilities as provided by the Agreements. Payments due in 1991 and 1992 under the acquisition agreements as amended and deferred by agreement, amounting to $1,875, including accrued interest, were paid in monthly installments of $650 until paid in full in March 1993 bearing interest at 6%. As agreed by the Company and Raymark, 1993 and 1994 obligations under the German subsidiary note were suspended pending the assets purchased from Raymark in 1987 being free of all Raymark related encumbrances and liabilities. Also, costs incurred by the Company subject to the indemnification clause of the 1987 agreements were to be applied as a reduction of the note obligations. As agreed in April 1993, the Company received 80,000 shares of its stock from Raymark valued at $262 as a credit for reimbursement of costs incurred by the Company under the indemnification clause. As of December 1994, the Company had incurred $253 of additional costs subject to the indemnification clause which were applied as a reduction of the note obligations pursuant to the agreement. As of May 1995, the Company had incurred $460 of additional costs subject to the indemnification clause which were applied as a reduction of the note obligations pursuant to the agreement. Also, in May 1995, the Company reclaimed the balance in the escrow and suspended payment of the monthly installments as a result of the Third Circuit Court of Appeals decision that jeopardizes the assets purchased from Raymark in 1987 being free of all Raymark related encumbrances and liabilities. As of December 1995, the Company had incurred $305 of additional costs subject to the indemnification clause.

       In 1990 and 1991, Raytech Powertrain, Inc., a subsidiary of the Company, and owner of all of the capital stock of Allomatic Products Company ("APC"), sold approximately 45% of the capital stock of APC to a group of investors, including Craig Smith, for the purpose of partially financing APC's move from New York to Indiana and for the further growth of its business.
Subsequently, all APC stock held by Craig Smith was transferred to relatives and related companies, including Universal Friction Composites, Inc., and, accordingly, remains beneficially owned by him. The total current beneficial ownership of Craig Smith in APC stock is 40%. In March 1995, APC declared a cash dividend of $2.81 per share payable in equal quarterly installments to shareholders of record in March 1995. At the record date, Craig Smith beneficially owned 41,658 shares of the outstanding shares of APC stock. The first, second and third quarter installments of the declared dividend were paid in 1995. The Registrant's Board of Directors has reviewed Craig Smith's beneficial ownership of the APC stock and resulting payment of dividends at length and has recommended continued disclosure of the related party transactions and appointed the General Counsel of the Registrant to monitor and report all such related party transactions in the future.

       In September 1993 and January 1994, Raytech Composites, Inc., a wholly-owned subsidiary of the Company, borrowed $2,500 and $500 under the loan agreements with Raymark. The loans bear interest at 6% per annum with principal and accrued interest due at an extended date in April 1996.

       During 1995, the Company purchased yarn from Raymark amounting to $2,993, which included freight of $99, and at December 31, 1995 the related payable amounted to $239.

       In March 1996, 49% of the common stock of Raymark
Corporation was purchased by Craig R. Smith from his son, Bradley C. Smith, for $7 in an agreement containing an option to purchase the balance of the common stock at a later date.


                     DIRECTORS' COMPENSATION

       Directors received a $17,000 per year meeting fee plus $3,000 per year fee for one or more committee appointments in 1995. The Directors are paid the annual Director's meeting fee or proportion thereof only for scheduled meetings attended. The committee meeting fee is paid regardless of attendance. There is no minimum attendance rule and any Director that misses all meetings would receive no portion of the annual Director's meeting fee.


                      PRINCIPAL SHAREHOLDERS

       The following table sets forth, as of May 31, 1996, the number and percentage of shares of stock for each person known by Raytech to be the beneficial owner of 5% or more of the outstanding shares of Raytech Common Stock and for all of Raytech Corporation's Officers and Directors as a group. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to shares beneficially owned by them.

                                        Amount and        Percent
      Name and Address             Nature of Beneficial      of
      of Beneficial Owner               Ownership          Class


  Echlin Inc.                            545,010           16.9%
     100 Double Beach Road
     Branford, CT 06405

  FMR Corporation                        260,800            8.1%
     82 Devonshire Street
     Boston, MA 02109

                                       Amount and         Percent
     Name and Address of           Nature of Beneficial      of
      Beneficial Owner                  Ownership          Class

  Universal Friction Company             253,451            7.0%
     123 E. Stiegel Street
     Manheim, PA 17545

  Albert Fried & Co.                     225,100            7.0%
     40 Exchange Place
     New York, NY 10005

  Dimension Fund Advisors, Inc.          195,300            6.1%
     1299 Ocean Avenue, Suite 650
     Santa Monica, CA 90401

  All Directors and Officers as
     a Group (9 persons)                 430,311(a)        11.9%

  (a)  See "Election of Directors and Information Concerning
       Directors and Nominees." Total includes 391,351 shares with respect to which such Directors and Officers have the option to purchase within 60 days.

                          EXECUTIVE OFFICERS

                                                                      Shares of
                                                                     Common Stock
                                                                  Beneficially Owned
                                               First Became                 Percent
    Name            Age     Positions Held       Officer          Total     of Class


Craig R. Smith       55     President and          1986         186,378(a)    5.5%
                            Chief Executive
                            Officer


Albert A. Canosa     50     Vice President         1986          61,218(b)    1.9%
                            of Administration,
                            Treasurer and Chief
                            Financial Officer


John J. Easton       51     Vice President,        1991          46,736(c)    1.4%
                            President of
                            Subsidiary, Raybestos
                            Products Company,
                            since 1987

LeGrande L. Young    60     Vice President,        1986          70,389(d)    2.1%
                            Secretary and
                            General Counsel

All Directors and Executive Officers as a group (9)             430,311(e)   11.9%


(a) Total includes 149,251 shares which Mr. Smith holds the option to purchase within 60 days.

(b) Total includes 61,218 shares which Mr. Canosa holds the option to purchase within 60 days.

(c) Total includes 46,403 shares which Mr. Easton holds the option to purchase within 60 days.

(d) Total includes 70,389 shares which Mr. Young holds the option to purchase within 60 days.

(e) Total includes 391,351 shares which the Directors and Executive Officers as a group hold the option to purchase within 60 days.

                   EXECUTIVE OFFICERS' COMPENSATION





Summary Compensation Table:

       The following Summary Compensation Table identifies current, long-term and stock-related compensation paid to the Chief Executive Officer and the three most highly compensated executive officers for 1995 and two prior years:

                                                       Long-Term
                                                     Compensation
                             Annual Compensation        Awards
                                                                         All Other
   Name/                      Salary                    Options        Compensation
  Position (1)        Year     ($)      Bonus ($)         (#)            ($)   (2)


  Craig R. Smith      1995    261,641    401,731           0               9,000
  President and       1994    250,896    384,423           0               9,000
  Chief Executive     1993    240,862    375,000           0              13,805
  Officer


  Albert A. Canosa    1995    141,062    156,962           0               8,642
  Vice President of   1994    131,723    148,270           0               7,903
  Administration,     1993    126,014    145,000           0              10,683
  Treasurer and
  Chief Financial
  Officer


  John J. Easton      1995    134,636    127,230           0               8,385
  Vice President      1994    131,919    145,498           0               7,760
                      1993    124,001    140,000           0              10,672


  LeGrande L. Young   1995    148,254    152,758           0               8,930
  Vice President,     1994    142,212    160,843           0               8,533
  Secretary and       1993    136,161    142,800           0              11,122
  General Counsel


(1)  Registrant has only four executive officers, including the CEO.

(2) The numbers stated for each year recite Registrant contributions to Messrs. Smith,
    Canosa, Easton and Young under its defined contribution plan (401K) in the amounts of
    $9,000, $8,642, $8,385, and $8,930, respectively, for 1995; $9,000, $7,903, $7,760 and $8,533, respectively, for 1994; and $13,805, $9,757, $9,677 and $10,163,
    respectively, for 1993 and in 1993 includes Registrant payments of a premium for redemption of Allomatic Products Company restricted stock from Messrs. Canosa, Easton and Young in the amounts of $926, $995 and $959, respectively.


       Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values


                                                                        Value of
                                                      Number of        Unexercised
                          Shares                     Unexercised      In-the-Money
                         Acquired                      Options           Options
                            on         Value          at 1/1/96         at 1/1/96
                         Exercise     Realized       Exercisable       Exercisable
       Name                (#)          ($)              (#)               ($)


  Craig R. Smith (CEO)       -0-        -0-            149,251          $ 31,598


  Albert A. Canosa           -0-        -0-             61,218          $ 12,052


  John J. Easton             -0-        -0-             46,403          $ 11,882


  LeGrande L. Young          -0-        -0-             70,389          $ 12,465


Performance Graph

    The following Performance Graph compares the Registrant's cumulative total shareholder return on its common stock with certain indexes and peer groups for a five-year period:



         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
       AMONG RAYTECH CORPORATION*, DOW JONES EQUITY MARKET
            INDEX** AND DOW JONES AUTOMOTIVE EQUIPMENT
                    AND PARTS INDUSTRY INDEX**

                                                       Dow Jones
                                     Dow Jones      Auto Parts and
                         Raytech       Equity       Equipment Index

     1990                  100          100               100
     1991                  189          128               144
     1992                  225          135               181
     1993                  225          145               220
     1994                  315          142               185
     1995                  207          190               224

     * Total return assumes reinvestment of dividends.
    ** Based on closing index on the last trading day of the calendar year.

       Assumes $100 invested on December 31, 1990 in Raytech common stock, Dow Jones Equity Market Index, and Dow Jones Automotive Equipment and Parts Industry Index.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors of the Registrant, consisting of three Directors, makes this report of its compensation policies applicable to the executive officers and the basis for the Chief Executive Officer's compensation for the last completed fiscal year.

    The compensation philosophy of the Compensation Committee is based upon the premise that all salaried personnel should be eligible to receive additional compensation for outstanding contribution to the Corporation and consists of the following two elements: a fixed base salary and a management incentive in variable amounts in accordance with the levels of eligibility and performance criteria. The objectives under this philosophy are to maintain an equitable internal classification of positions by grade, to maintain compensation opportunity equal to or greater than the competition, to provide for aggregate compensation related to performance achievement, to maintain an effective system of salary planning and control and to provide executives with the opportunity to earn additional compensation based on achievement of certain goals for the Corporation and its shareholders attributable to excellence in management.

    To accomplish the compensation objectives, all salaried positions, including the Chief Executive Officer, are graded to reflect level of responsibility inherent in the position and market value. The judgment takes into account the following factors: organizational relationships, knowledge requirements, impact potential on corporate profitability, scope of monetary responsibility and managerial control and the areas of functional responsibility requiring direction. The Compensation Committee considers all such factors but places no relative weight on any of the factors. Though the determination of executive compensation is performed in an organized manner, using documented criteria as referenced below, the Compensation Committee retains full discretionary authority in establishing executive compensation.

    The base salary for executive officers is set in relation to the base salary policy and practice of other bonus paying employers in the metalworking/fabricating industry. The data source for determining the base salary practice of bonus paying employers is Project 777 - Management Compensation Services, a division of Hewitt Associates. Other executive compensation report services relied upon as cross-checks to the Project 777 are AMA - Top Management Compensation Report and Total Compensation Data Base Middle Market CompBook. These data sources were selected as models for executives' salaries based upon the similarities of industry, operations and products to the Company and the prestige of the sponsoring firms. Special surveys may be conducted if the Compensation Committee deems it appropriate in its discretion but have not done so within the last three years. The other bonus paying employers used in establishing the base salary of executives are listed in the Metal Working/Fabricating Industry Division of Project 777, consisting of 35 companies only one of which was included in the line-of-business index in the Performance Graph set forth above. Of all industry groups of corporations set forth in Project 777, the metalworking/fabricating group was determined by the Compensation Committee to be the closest and most fitting in type of operations, products and job responsibilities to the Company. The base salaries of executive officers, including the Chief Executive Officer, were low compared to the surveys listed.
Since this base salary tends to be lower than the salary policy of non-bonus paying employers, comparable levels of total compensation are achieved or exceeded only when the variable element of compensation is added to the base. To strengthen the executives commitment to improvement of the financial performance of the Corporation, the amount available for distribution as variable compensation in any year is determined by either the return on equity or earnings before tax at the Board's discretion. The formula necessitates that the Corporation achieve a stipulated earnings before tax or return on equity goal before variable compensation is paid. Payment of shareholder dividends in the year variable compensation is earned is a prerequisite to payment; provided, however, that such compensation may be paid in any event if the Board finds that unusual circumstances justify such payments.

    In accordance with the philosophy recited above, the Board stipulated earnings before tax goals in each of the fiscal years 1993, 1994 and 1995 based upon a Board approved Business Plan for each year. The stipulated earnings before tax goals were achieved for the years 1993, 1994 and 1995 resulting in variable compensation or bonus to the executive officers, including the Chief Executive Officer, as well as other key employees, in amounts established in the variable compensation plan. Earnings before tax are recited in the Registrant's 1995 Annual Report on Form 10-K incorporated by reference herein. The total compensation of the executive officers in the years in which variable compensation or bonus was paid based on performance was high compared to the Project 777 survey grouping referenced above.

    The bonus opportunities in the 1995 fiscal year for executive officers and the Chief Executive Officer were therefore based on the following factors:

    (i) Each such position was graded in accordance with the level of responsibility inherent in the position including market value, organizational relationships, knowledge requirements, impact on corporate profitability, scope of monetary responsibility, scope of managerial control and areas of functional responsibility, all as set forth in the established compensation plan and was determined to be eligible for participation in variable compensation.

    (ii) The executive officers' positions all received a grade providing for variable compensation eligibility of 75% of each executive officer's base salary.

   (iii) The Chief Executive Officer's position received a grade providing for variable compensation eligibility of 100% of the Chief Executive Officer's base salary.

    (iv) The corporate earnings before tax goals stipulated by the Board for 1995 were met and exceeded in the amount of 124% resulting in a variable compensation opportunity to each executive officer of 124% of 75% of each such officer's base salary and resulting in variable compensation opportunity to the Chief Executive Officer of 124% of 100% of such officer's base salary. Actual variable compensation awarded was then determined by the evaluation of performance of each officer to specific written objectives submitted at the beginning of 1995.

    Reiterating, the base salary of the Chief Executive Officer is based upon comparable positions in the metalworking/fabrication industry grouping of Project 777 and is low in comparison. The variable or bonus portion of the Chief Executive Officer compensation is subject to achievement of the earnings goals referenced above and is high in comparison to total compensation of other chief executive officers similarly positioned in Project
777. As stated, the achievement of the stipulated earnings before tax goal was directly related to the variable compensation or bonus received by the Chief Executive Officer in 1995 as well as prior years.

    The Registrant's contributions under the defined contribution plan (401K) to the executive officers, including the Chief Executive Officer, were made to all participants in the plan in accordance with the operative provisions of said plan.
Such provisions, which apply to all participants, provide for a basic Company contribution, a matching Company contribution and a supplemental Company contribution. Only the supplemental Company contribution is discretionary under the plan and if granted is made to all participants.

    The Registrant currently has not established any policy with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code. In the event such a policy is established, it will be included in this Compensation Committee Report on Executive Compensation.

    The preceding Performance Graph compares the Registrant's cumulative total shareholder return on its common stock with the Dow Jones Equity Market Index and the Dow Jones Automotive Equipment and Parts Industry. The Dow Jones Equity Market Index was selected as a broad equity market index comparison in place of Standard & Poor's 500 for the reasons that the Registrant is not included in the Standard & Poor's 500 and such Index includes companies that trade on the same exchange and some companies that are of comparable market capitalization. The Dow Jones Automotive Equipment and Parts Industry Index was selected in lieu of a Registrant-constructed peer group index for the reasons that difficulties were encountered in presenting the requisite peer comparison due to a very limited peer group and such peers essentially being privately held companies or subsidiaries or divisions of larger publicly held companies which necessary data to draw a comparison is not publicly available. Further, the Dow Jones Automotive Equipment and Parts Industry Index includes companies that trade in the same industry and have similar market capitalizations.

                                        Compensation Committee
                                        Donald P. Miller
                                        Robert B. Sims
                                        Craig R. Smith


                         AMENDMENT TO THE
               1990 NON-QUALIFIED STOCK OPTION PLAN

    The Board of Directors proposes an amendment to the Stock Option Plan to increase the number of shares to be delivered upon exercise of all options which may be granted under the Stock Option Plan by 500,000 shares to an aggregate of 1,000,000 shares. Of the 500,000 shares that were available when the Stock Option Plan was approved by the shareholders in 1991, 453,819 shares are currently outstanding under options granted with an aggregate exercise price of $1,248,002, and options for 19,434 shares have been exercised. In addition, 243,415 shares are currently outstanding in options granted under the expired 1980 Non-Qualified Stock Option Plan with an aggregate exercise price of $1,303,041. The Board of Directors believes that the increased authorization of shares available for grant is desirable in order to carry out the Stock Option Plan's purpose of promoting the interest of the Company and its stockholders by encouraging officers, directors and other key employees of the

Company and its subsidiaries to invest in the Company's common stock and thereby increase their proprietary interest in its business, to use their best efforts to enhance the value of the Company's common stock and to remain in the employ of the Company and thereby increase their personal interest in its continued success and progress.


          APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors recommends Coopers & Lybrand L.L.P. as the independent accountants for Raytech in 1996. This recommendation is being presented to the shareholders for their ratification at the Annual Meeting. If the appointment of Coopers & Lybrand L.L.P. is not approved by the affirmative vote of the holders of a majority of the shares of Raytech Common Stock voted at the Annual Meeting, the matter of appointment of independent auditors will be reconsidered by the Audit Committee and the Board. Coopers & Lybrand L.L.P. served as the independent accountants for Raytech in 1995. Representatives of Coopers & Lybrand L.L.P. will attend the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to questions.


                         OTHER MATTERS

    On March 10, 1989 Raytech Corporation filed a petition seeking relief under Chapter 11 of Title 11, United States Code in the United States Bankruptcy Court, District of Connecticut. For more information, refer to Raytech's 1995 Annual Report to Shareholders and its Annual Report on Form 10-K for the fiscal year-ended December 31, 1995.

    The Board of Directors knows of no matters other than those mentioned in this Proxy Statement which will be presented at the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the person or persons voting the proxies will vote upon them in their discretion and in accordance with their best judgment.


             DEADLINE FOR SUBMISSION OF SHAREHOLDER
            PROPOSALS TO BE PRESENTED TO 1997 ANNUAL
                     MEETING OF SHAREHOLDERS

    Any proposal intended to be presented by any shareholder for action at the 1997 Annual Meeting of Shareholders of Raytech Corporation must be received by the Secretary at Suite 512, One Corporate Drive, Shelton, CT 06484, not later than January 15, 1997 in order for such proposal to be included in the Proxy

Statement and proxy relating to the 1997 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require Raytech Corporation to include in its Proxy Statement and proxy relating to the 1997 Annual Meeting of Shareholders any shareholder proposal which does not meet all of the requirements for such inclusion established by the Securities and Exchange Commission at that time in effect.


                     SOLICITATION OF PROXIES

    Proxies will be solicited by mail and may also be solicited by personal interview, telephone and telegram by Directors and regular officers and employees of Raytech Corporation who will not be additionally compensated therefor. In that connection, Raytech Corporation will arrange for brokerage houses, nominees and other custodians holding shares of Raytech Common Stock of record to forward proxy soliciting material to the beneficial owners of such shares, and will reimburse such record owners for the reasonable out-of-pocket expenses incurred by them.


                  ADDITIONAL INFORMATION AVAILABLE

    Raytech Corporation files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report (without exhibits), without charge, by writing to the Secretary at Suite 512, One Corporate Drive, Shelton, CT 06484.

                                  Raytech Corporation



                                  LeGrande L. Young
                                  Secretary

June 7, 1996

                      Edgar Format Appendix




Pursuant to Rule 304(a) of Regulation S-T, following is a list of all graphic or image information contained in the paper format version of Raytech Corporation's 1996 Notice of Annual Meeting of
Stockholders, Proxy Statement and form of Proxy:

    Page 17 contained a line graph, with the horizontal axis labeled in years from December 1990 through December 1995, and the verticle axis labeled in dollars from 0 to 400, in increments of 50, on which such data contained in the table on page 17 of the attached EDGAR format version of the Proxy Statement is represented by three lines, labeled Raytech Corporation, Dow Jones Equity Index and Down Jones Auto Parts and Equipment Index, respectively. The data represented in the graph and a key to the lines contained in the graph, is set forth below the graph.

              RAYTECH CORPORATION
         Proxy Solicited on Behalf of Board of Directors


    The undersigned hereby appoints Craig R. Smith and LeGrande L. Young or either of them with full power of substitution proxies to vote at the Annual Meeting of Stockholders of Raytech Corporation (the "Company") to be held at the Ramada Hotel, 780 Bridgeport Avenue, Shelton, Connecticut, on July 19, 1996 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.

                 (To be Signed on Reverse Side.)

- -----------------------------------------------------------------

/  / Please mark your
     votes as in this
     example.

                       For All    Withheld All
                       Nominees     Nominees
1.  Election                                     Nominees:
       of                /  /         /  /       Donald P. Miller
    Directors                                    Robert B. Sims

    For, except vote withheld from the
    following nominee:




                                         For   Against  Abstain
2.  Amend the 1990 Stock Option Plan
    to increase the number of shares
    available for grant.                 /  /    /  /      /  /

                                         For   Against  Abstain
3.  Ratify the appointment of Coopers
    & Lybrand as auditors for 1996.      /  /    /  /     /  /


Signature(s)                        Date



Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.